Exhibit 99.1

FOR IMMEDIATE RELEASE	FOR FURTHER INFORMATION CONTACT:
Robin N. Lowe
Chief Financial Officer
T: +1-345-815-9919
E: Robin.Lowe@AltisourceAMC.com

Altisource Asset Management Corporation Reports First Quarter 2019 Results;
Announces New Asset Management Agreement with Front Yard Residential

CHRISTIANSTED, U.S. Virgin Islands, May 8, 2019 (GLOBE NEWSWIRE) - Altisource Asset Management Corporation (“AAMC” or the “Company”) (NYSE American: AAMC) today announced financial and operating results for the first quarter of 2019.

First Quarter 2019 Highlights and Recent Developments

•
Entered into a new asset management agreement with Front Yard Residential Corporation (“Front Yard”) on May 7, 2019, providing an improved fee structure that further aligns interests and incentivizes performance and growth.

•	Completed the transition of Front Yard's rental homes to its internal property management platform ahead of schedule.

•	Maintained strong operating metrics for Front Yard.

•	Managed Front Yard's sale of 576 non-core assets for proceeds to Front Yard of $125.3 million and a $7.5 million gain over carrying value during the first quarter of 2019.

•
Advised Front Yard on the amendment of its Credit Suisse and Nomura warehouse lines, improving fee structures and reducing interest rate spreads from 3.00% to 2.30% on borrowings secured by rental properties.

“We are pleased to announce the renegotiation of our asset management agreement with Front Yard, which we believe creates an avenue for growth in management fees while providing a sustainable fee structure for Front Yard,” stated George Ellison, Chief Executive Officer. “Along with the completion of Front Yard's internalization of property management and continued strong operating metrics under our management, both companies are now well positioned to deliver value to stockholders.”

First Quarter 2019 Financial Results

AAMC’s net loss attributable to common stockholders for the first quarter of 2019 was $0.9 million, or $0.56 per diluted share, which included a $0.9 million change in the fair value of its shares of Front Yard common stock, compared to $4.4 million, or $2.75 per diluted share, which included a $(2.9) million change in the fair value of its shares of Front Yard common stock, for the first quarter of 2018.

About AAMC

AAMC is an asset management company that provides portfolio management and corporate governance services to investment vehicles. Additional information is available at www.altisourceamc.com.

Forward-looking Statements

This press release contains forward-looking statements that involve a number of risks and uncertainties. Those forward-looking statements include all statements that are not historical fact, including statements about management’s beliefs and expectations. Forward-looking statements are based on management’s beliefs as well as assumptions made by and information currently available to management. Because such statements are based on expectations as to future economic performance and are not statements of historical fact, actual results may differ materially from those projected. The risks and uncertainties to which forward-looking statements are subject include, but are not limited to: AAMC’s ability to implement its business plan; AAMC's ability to leverage strategic relationships on an efficient and cost-effective basis; AAMC's and Front Yard's ability to compete; Front Yard’s ability to implement its business plan; general economic and market conditions; governmental regulations, taxes and policies; AAMC's ability to generate adequate and timely sources of liquidity and financing for itself or Front Yard; Front Yard’s ability to sell non-core assets on favorable terms or at all; AAMC's ability to identify and acquire assets for Front Yard’s portfolio; Front Yard’s ability to complete potential transactions in accordance with anticipated terms and on a timely basis or at all; AAMC’s ability to integrate newly acquired rental assets into Front Yard’s portfolio; the ability to effectively manage the performance of Front Yard’s internal property manager at the level and/or the cost that it anticipates; the failure of third party vendors to effectively perform their obligations under their respective agreements with AAMC or Front Yard; our failure to maintain Front Yard’s qualification as a REIT; and other risks and uncertainties detailed in the “Risk Factors” and other sections described from time to time in the Company’s current and future filings with the Securities and Exchange Commission. The foregoing list of factors should not be construed as exhaustive.

The statements made in this press release are current as of the date of this press release only. The Company undertakes no obligation to publicly update or revise any forward-looking statements or any other information contained herein, whether as a result of new information, future events or otherwise.

Altisource Asset Management Corporation
Condensed Consolidated Statements of Operations
(In thousands, except share and per share amounts)
(Unaudited)

	Three months ended March 31,
	2019	2018
Revenues:
Management fees from Front Yard	$3,546	$3,727
Conversion fees from Front Yard	29	63
Expense reimbursements from Front Yard	328	262
Total revenues	3,903	4,052
Expenses:
Salaries and employee benefits	4,418	4,214
Legal and professional fees	342	352
General and administrative	1,039	947
Total expenses	5,799	5,513
Other income (loss):
Change in fair value of Front Yard common stock	877	(2,940)
Dividend income on Front Yard common stock	244	244
Other income	4	43
Total other income (loss)	1,125	(2,653)
Loss before income taxes	(771)	(4,114)
Income tax expense	69	250
Net loss attributable to stockholders	(840)	(4,364)
Amortization of preferred stock issuance costs	(51)	(51)
Net loss attributable to common stockholders	$(891)	$(4,415)

Loss per share of common stock – basic:
Loss per basic common share	$(0.56)	$(2.75)
Weighted average common stock outstanding – basic	1,582,016	1,603,898

Loss per share of common stock – diluted:
Loss per diluted common share	$(0.56)	$(2.75)
Weighted average common stock outstanding – diluted	1,582,016	1,603,898

Altisource Asset Management Corporation
Condensed Consolidated Balance Sheets
(In thousands, except share and per share amounts)

	March 31, 2019	December 31, 2018
	(unaudited)
Current assets:
Cash and cash equivalents	$22,154	$27,171
Short-term investments	656	584
Front Yard common stock, at fair value	15,059	14,182
Receivable from Front Yard	3,711	3,968
Prepaid expenses and other assets	2,102	1,552
Total current assets	43,682	47,457

Non-current assets:
Right-of-use lease assets	2,782	—
Other non-current assets	1,534	1,910
Total non-current assets	4,316	1,910
Total assets	$47,998	$49,367

Current liabilities:
Accrued salaries and employee benefits	$2,125	$5,583
Accounts payable and accrued liabilities	871	1,188
Short-term lease liabilities	165	—
Total current liabilities	3,161	6,771
Long-term lease liabilities	2,643	—
Total liabilities	5,804	6,771

Commitments and contingencies	—	—

Redeemable preferred stock:
Preferred stock, $0.01 par value, 250,000 shares issued and outstanding as of March 31, 2019 and December 31, 2018; redemption value $250,000	249,803	249,752

Stockholders' deficit:
Common stock, $0.01 par value, 5,000,000 authorized shares; 2,884,143 and 1,589,321 shares issued and outstanding, respectively, as of March 31, 2019 and 2,862,760 and 1,573,691 shares issued and outstanding, respectively, as of December 31, 2018	29	29
Additional paid-in capital	42,943	42,245
Retained earnings	25,590	26,558
Accumulated other comprehensive income	12	—
Treasury stock, at cost, 1,294,822 shares as of March 31, 2019 and 1,289,069 shares as of December 31, 2018	(276,183)	(275,988)
Total stockholders' deficit	(207,609)	(207,156)
Total liabilities and equity	$47,998	$49,367